UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 9, 2014

Health Net, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12718	95-4288333
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21650 Oxnard Street, Woodland Hills, California		91367
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(818) 676-6000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 9, 2014, the Compensation Committee of the Board of Directors of Health Net, Inc. (the “Company”) approved entering into amendments to the employment agreements of Messrs. Scott D. Law and Steven D. Tough. The amendment to Mr. Law’s employment agreement will provide that, in the event of a termination of employment of Mr. Law by the Company without cause or by Mr. Law for good reason within two years following a change in control of the Company, Mr. Law will receive (i) a lump sum change in control severance payment equal to twenty-four months of base salary and (ii) the continuation of certain health benefits for twenty-four months following the date of termination, with applicable premiums to be paid by the Company; provided, that Mr. Law signs and does not revoke or attempt to revoke a waiver and release of claims. The amendment to Mr. Tough’s employment agreement will provide that, in the event of a termination of employment of Mr. Tough by the Company without cause or by Mr. Tough for good reason within two years following a change in control of the Company, Mr. Tough will receive a lump sum change in control severance payment equal to twenty-four months of base salary; provided, that Mr. Tough signs and does not revoke or attempt to revoke a waiver and release of claims. Pursuant to the terms of his existing employment agreement, Mr. Tough is entitled to receive certain health benefits for the remainder of his life, with applicable premiums to be paid by the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Health Net, Inc.

October 16, 2014	By:	/s/ James E. Woys

	Name:	James E. Woys
	Title:	Executive Vice President, Chief Financial and Operating Officer and Interim Treasurer